Exhibit 16.1

May 28, 2014

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 4.01 of Pendrell Corporation’s Form 8-K dated May 28, 2014, and have the following comments:

1.	We agree with the statements made in the first sentence of the first paragraph and the second, third, fourth and fifth paragraphs.

2.	We have no basis on which to agree or disagree with the statements made in the second sentence of the first paragraph and the sixth paragraph.

Yours truly,

/s/ Deloitte & Touche LLP

Seattle, WA